Exhibit 99.1

Contact:

Media
Nick Gold
Director, Media Relations
404 584 3457 (office)
404 275 9501 (cellular)
ngold@aglresources.com

Financial
Brian Little
Director, Investor Relations
404 584 4414 (office)
404 227 5648 (cellular)
blittle@aglresources.com

AGL RESOURCES REPORTS SECOND QUARTER EARNINGS

ATLANTA, July 29, 2005 - AGL Resources Inc. (NYSE: ATG) today reported second quarter 2005 net income of $24 million compared with $21 million reported for the second quarter of 2004, a $3 million increase. The company’s results reflect improved earnings in its Wholesale Services, Distribution Operations and Energy Investments operating segments which were offset slightly by lower earnings in the Retail Energy Operations segment, as well as higher interest expense during the quarter.

“The double-digit improvement in consolidated earnings in the second quarter should reinforce investor confidence in our commitment to drive performance in base and acquired businesses,” said Paula Rosput Reynolds, chairman, president and chief executive officer of AGL Resources. “Even in a shoulder quarter, with relatively more seasonality in our northern utilities, we remain solidly on plan for 2005.”

The earnings generated $0.31 per basic share ($0.30 per diluted share) for the current quarter compared with $0.34 per basic share ($0.33 per diluted share), reported for the second quarter of 2004. These earnings per share results reflect the seasonality in quarterly earnings contributions inherent in the company’s newly-acquired New Jersey and Maryland utility operations and the effect of the company's November 2004 11-million share equity offering principally to finance various acquisitions. Earnings per share for the quarter are based on weighted average shares outstanding of 77.1 million, while 2004 second quarter earnings per share were based on weighted average shares outstanding of 64.8 million.

The company’s consolidated earnings before interest and taxes (EBIT) for the second quarter of 2005 were $64 million, compared with $51 million in the same period last year.

QUARTERLY RESULTS BY BUSINESS SEGMENT

Distribution Operations

The Distribution Operations segment contributed EBIT of $52 million as compared with $49 million in second quarter 2004, a $3 million or 6 percent year-over-year increase. The performance of the NUI utility assets (principally Elizabethtown Gas and Florida City Gas) contributed $2 million of the $3 million increased EBIT.

Operating margin was $179 million for the quarter, up $39 million or 28 percent from the same period last year, of which $36 million came from the acquired NUI utilities. Atlanta Gas Light contributed the remainder of the operating margin increase as a result of higher revenues from the pipeline replacement program and gas stored for marketers. Customer growth in the Atlanta Gas Light service territory offset the second quarter 2005 $1 million reduction in operating revenues resulting from the June 10, 2005 Settlement Agreement with the Georgia Public Service Commission (GPSC) resolving Atlanta Gas Light’s 2004-2005 rate case. Total operating expenses increased $36 million or 39 percent as compared to last year, with the addition of the NUI utilities contributing $35 million of the increase. Atlanta Gas Light contributed the remainder of the increase principally as a result of higher depreciation expense.

Retail Energy Operations

The Retail Energy Operations segment, which is comprised of SouthStar Energy Services, is a new operating segment established in the first quarter of 2005. Previously, SouthStar was included in the Energy Investments operating segment. AGL Resources added this new operating segment in accordance with the requirements of Statement of Financial Accounting Standard No 131, Disclosures about Segments of an Enterprise and Related Information, in order to provide more transparency and visibility into the results and operations of SouthStar, as well as the results and operations of those businesses comprising the Energy Investments segment, including Jefferson Island Storage & Hub (Jefferson Island) and Pivotal Propane of Virginia.

Retail Energy Operations contributed EBIT of $6 million in second quarter 2005 as compared to $7 million in the comparable prior year quarter, a decrease of $1 million or 14 percent. The decreased EBIT was primarily the result of higher operating expenses of $1 million due to increased marketing activities related to customer acquisition and care.

Operating margin for SouthStar was flat for the second quarter 2005 as compared to last year. Greater retail spreads on natural gas sold were offset by lower revenues due to lower usage in 2005 compared to 2004 as a result of warmer than normal weather in 2005 and decreased late payment fees resulting from an increase in the minimum balance (from $10 to $30) on which SouthStar is allowed to charge a late fee in accordance with new GPSC regulations.

Wholesale Services

The Wholesale Services segment contributed $2 million in EBIT for the second quarter as compared to a prior year EBIT loss of $5 million. The $7 million quarter-over-quarter EBIT improvement was driven primarily by a $9 million increase in operating margin offset by increased operating expenses of $2 million.

The improvement in operating margin in the 2005 quarter was a result of operating margin being flat in the second quarter of 2004 due to lower volatility and fewer storage arbitrage opportunities for Sequent Energy Management (Sequent) as compared to a more favorable pricing and a more volatile natural gas market in the current quarter. The improved natural gas market conditions in the second quarter of 2005 led to increased operating margin associated with affiliated asset management and origination activities, including the recognition of unrealized gains on financial instruments utilized to lock-in operating margins on natural gas inventory held in storage. Operating expenses increased during the current quarter as compared to last year as a result of higher payroll and related benefit costs due to increased headcount and as a result of higher depreciation expense due to the implementation of Sequent’s new Energy Trading and Risk Management system that was not in-service in the second quarter of last year.

Energy Investments

The Energy Investments segment contributed EBIT of $5 million for the second quarter of 2005 compared with $2 million in the second quarter of 2004, a $3 million increase driven by $4 million in EBIT contributions from the 2004 acquisitions of Jefferson Island and the NUI assets of Saltville Gas Storage Company and Virginia Gas Company, as well as contributions from Pivotal Propane of Virginia which became operational in April 2005. AGL Networks also contributed a $2 million increase in EBIT due to improved operating margins. These year-over-year EBIT improvements were offset by $3 million in prior year gains that did not occur this year related to the sale of a residential and retail development located in Savannah, Georgia and the sale of the company’s remaining investment units in Heritage Propane.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the second quarter of 2005 was $26 million, compared with $16 million in the second quarter of 2004. The $10 million, or 63 percent, increase reflects $8 million of additional interest expense associated with the NUI and Jefferson Island acquisition debt and $2 million from higher short-term interest rates. Average debt outstanding for the second quarter of 2005 was $1.7 billion, a $0.6 billion increase over the prior year quarter’s average outstanding debt of $1.1 billion. The company's debt-to-capitalization ratio as of June 30, 2005, was 55 percent, slightly up from the 53 percent as of June 30, 2004, but down from 58 percent as of December 31, 2004.

Second quarter 2005 income taxes of $14 million were essentially flat as compared to the second quarter of 2004.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2005, net income was $112 million, or $1.45 per basic share ($1.44 per diluted share), compared with $87 million, or $1.35 per basic share ($1.33 per diluted share), an increase of $25 million or 29 percent. Weighted average shares outstanding for the six months ended June 30, 2005, were 77.0 million, up 19 percent from the 64.7 million in the prior-year period, as a result of the company’s 11 million share equity offering in November 2004 and an additional 1.3 million shares related to the exercise of stock options.

Operating margins increased $139 million or 33 percent for the six months ended June 30, 2005, from $423 million in the prior year to $562 million in 2005. The increase resulted primarily from the 2004 acquisitions of NUI and Jefferson Island and improved margins from Retail Energy Operations, Energy Investments and Distribution Operations due to higher pipeline replacement revenue and additional carrying costs charged to the retail marketers in Georgia for volumes of gas in storage. Operating margins for the six months ended June 30, 2005 at Wholesale Services were relatively flat as compared to last year.

Consolidated EBIT for the six months ended June 30, 2005, was $233 million, up $59 million or 34 percent from the previous year, of which $44 million relates to EBIT contributions from the acquisitions of NUI and Jefferson Island. The increase also reflects improved contributions from Distribution Operations, Retail Energy Operations, Energy Investments and Corporate. Wholesale Services’ EBIT decreased slightly primarily due to increased operating expenses.

2005 EARNINGS OUTLOOK

AGL Resources provided 2005 earnings guidance in the range of $2.25 to $2.35 per share on January 28, 2005, and later reaffirmed the guidance on June 10, 2005. Based on year-to-date earnings and a continued positive outlook for positive results across the business, AGL Resources again reaffirms the previously provided 2005 earnings guidance.

Earnings Conference Call Webcast: The AGL Resources second quarter 2005 earnings conference call and webcast, scheduled for Friday, July 29, at 10:30 a.m. (EDT), can be accessed via the Investor Relations section of the AGL Resources website at www.aglresources.com. The webcast replay of the call will be available on the website through the close of business on Friday, August 5. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 20535798. International callers should dial (617) 801-6888, and use the same passcode.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.3 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. A Fortune 1000 company that ranks number 46 in the Fortune gas and electric utilities sector, AGL Resources reported 2004 revenue of $1.8 billion and net income of $153 million. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to customers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast,"“future,” "indicate," "intend," "may," "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products, impact of changes in state and federal legislation and regulation, actions taken by government agencies on rates and other matters, concentration of credit risk, utility and energy industry consolidation, impact of acquisitions and divestitures, direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors, interest rate fluctuations, financial market conditions and general economic conditions, uncertainties about environmental issues and the related impact of such issues, impacts of changes in weather upon the temperature-sensitive portions of the business, acts of war or terrorism, and other factors which are listed in greater detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense, income taxes and the cumulative effect of changes in accounting principles. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company’s calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company’s EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company’s website at www.aglresources.com under the Investor Relations section.

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AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Six Months Ended
June 30, 2005 and 2004
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2005	6/30/2004	Fav/(Unfav)	6/30/2005	6/30/2004	Fav/(Unfav)

Operating Revenues	$ 431	$ 294	$ 137	$ 1,343	$ 945	$ 398

Cost of Gas	209	129	(80)	781	522	(259)

Operation and Maintenance Expenses	113	81	(32)	228	174	(54)

Depreciation and Amortization	33	24	(9)	66	48	(18)

Taxes Other Than Income	10	7	(3)	21	15	(6)

Total Operating Expenses	365	241	(124)	1,096	759	(337)

Operating Income	66	53	13	247	186	61

Other Income (Loss)	1	1	-	2	2	-

Minority Interest	(3)	(3)	-	(16)	(14)	(2)

Earnings Before Interest & Taxes	64	51	13	233	174	59

Interest Expense	26	16	(10)	52	32	(20)

Earnings Before Income Taxes	38	35	3	181	142	39

Income Taxes	14	14	-	69	55	(14)

Net Income	$ 24	$ 21	$ 3	$ 112	$ 87	$ 25

Earnings Per Common Share
Basic	$ 0.31	$ 0.34	$ (0.03)	$ 1.45	$ 1.35	$ 0.10
Diluted	$ 0.30	$ 0.33	$ (0.03)	$ 1.44	$ 1.33	$ 0.11

Shares Outstanding
Basic	77.1	64.8	12.3	77.0	64.7	12.3
Diluted	77.8	65.6	12.2	77.7	65.5	12.2

AGL Resources Inc.
EBIT Schedule
For the Three and Six Months Ended
June 30, 2005 and 2004
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2005	6/30/2004	Fav/(Unfav)	6/30/2005	6/30/2004	Fav/(Unfav)

Distribution Operations	$ 52	$ 49	$ 3	$ 175	$ 131	$ 44
Retail Energy Operations	6	7	(1)	46	39	7
Wholesale Services	2	(5)	7	6	7	(1)
Energy Investments	5	2	3	10	2	8
Corporate	(1)	(2)	1	(4)	(5)	1
Consolidated EBIT	64	51	13	233	174	59
Interest Expense	26	16	(10)	52	32	(20)
Income Taxes	14	14	-	69	55	(14)
Net Income	$ 24	$ 21	$ 3	$ 112	$ 87	$ 25

Earnings per Common Share
Basic	$ 0.31	$ 0.34	$ (0.03)	$ 1.45	$ 1.35	$ 0.10
Diluted	$ 0.30	$ 0.33	$ (0.03)	$ 1.44	$ 1.33	$ 0.11

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Six Months Ended
June 30, 2005 and 2004
(In millions)

	Three Months			Six Months

	6/30/2005	6/30/2004	Fav/(Unfav)	6/30/2005	6/30/2004	Fav/(Unfav)

Operating Revenues	$ 431	$ 294	$ 137	$ 1,343	$ 945	$ 398

Cost of Gas	209	129	(80)	781	522	(259)

Operating Margin	$ 222	$ 165	$ 57	$ 562	$ 423	$ 139